Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-202112
Supplementing the Preliminary Prospectus
dated February 23, 2015 (as amended)

PRICING TERM SHEET
DATED FEBRUARY 25, 2015

BOOT BARN HOLDINGS, INC.

5,422,212 SHARES OF COMMON STOCK

The information in this pricing term sheet should be read in conjunction with Boot Barn Holdings, Inc.’s preliminary prospectus dated February 23, 2015 (the “Preliminary Prospectus”) relating to the offering by certain stockholders (the “Selling Stockholders”) of Boot Barn Holdings, Inc. (the “Company”) of common stock, $0.0001 par value per share (the “Common Stock”), of the Company, and supersedes the information in the Preliminary Prospectus to the extent inconsistent with the information in such Preliminary Prospectus.  In all other respects, this pricing term sheet is qualified in its entirety by reference to the Preliminary Prospectus. Capitalized terms used but not defined herein shall have the respective meanings as set forth in the Preliminary Prospectus. The Preliminary Prospectus may be accessed through the following link: http://www.sec.gov/Archives/edgar/data/1610250/000104746915001058/a2223087zs-1a.htm

Issuer	Boot Barn Holdings, Inc.
Securities	Common Stock
Exchange: Ticker	NYSE: BOOT
Common Stock offered by Selling Stockholders	5,422,212
Over-allotment option	813,332 additional shares of Common Stock to cover any overallotments
Public offering price	$23.50 per share / $127,421,982 total
Underwriting discount	$1.175 per share / $6,371,099.10 total
Joint book-running managers	J.P. Morgan Securities LLC, Piper Jaffray & Co. and Jefferies LLC
Pricing date	February 25, 2015
Trade date	February 26, 2015
Expected settlement date	March 3, 2015

Selling Stockholders

The following table supersedes the corresponding columns in the table set forth in the Preliminary Prospectus under the heading “Principal and selling stockholders”.  Except for the amounts and percentages set forth in the columns below, all information (including footnotes) contained in the Preliminary Prospectus under the heading “Principal and selling stockholders” remains unchanged.

				Number of
		Shares Beneficially Owned		Additional Shares	Shares Beneficially Owned
		After this Offering Assuming No		Offered if	After this Offering Assuming Full
		Exercise of the Underwriters’ Option		Underwriter’s	Exercise of the Underwriters’ Option
	Number of Shares		Percentage of	Option is		Percentage of
	Being Offered	Number	Class	Exercised in Full	Number	Class

5% Stockholders:
Freeman Spogli & Co.	4,859,739	12,890,261	50.1%	729,186	12,161,075	47.3%

Directors and Named Executive Officers:
Greg Bettinelli	8,567	62,823	0.2%	1,285	61,538	0.2%
Brenda I. Morris	—	3,125	0.0%	—	3,125	0.0%
J. Frederick Simmons	—	—	—	—	—	—
Peter Starrett	35,000	317,530	1.2%	5,000	312,530	1.2%
James G. Conroy	—	239,160	0.9%	—	239,160	0.9%
Gregory V. Hackman	—	—	—	—	—	—
Paul Iacono	—	162,875	0.6%	—	162,875	0.6%
Laurie Grijalva	—	133,875	0.5%	—	133,875	0.5%
All directors and executive officers as a group (10 persons)	43,567	919,388	3.6%	6,285	913,103	3.6%

Other Selling Stockholders:
Capitala Finance Corp.	164,273	435,727	1.7%	24,648	411,079	1.6%
Brookside Mezzanine Fund II, L.P.	94,409	250,416	1.0%	14,166	236,250	0.9%
Ampex Retirement Master Trust	10,383	27,542	0.1%	1,558	25,984	0.1%
JJJ Charitable Foundation	4,723	12,527	0.0%	709	11,818	0.0%
Hartford Accident and Indemnity Company	60,440	206,610	0.8%	9,069	197,541	0.8%
Hartford Life and Accident Insurance Company	6,716	22,959	0.1%	1,008	21,951	0.1%
Patrick Meany	177,962	472,038	1.8%	26,703	445,335	1.7%
All other selling stockholders	518,906	1,427,819	5.6%	77,861	1,349,958	5.3%

Additional Changes to Preliminary Prospectus

The following discussion supplements and supersedes the information contained in the Preliminary Prospectus to the extent inconsistent with such Preliminary Prospectus:

Upon completion of this offering, if the underwriters fully exercise their option to purchase additional shares of common stock in this offering, Freeman Spogli & Co. will control approximately 47.3% of the total voting power of our outstanding common stock. In that event, we will cease to be considered a “controlled company” under the corporate governance listing standards of the NYSE.  Prior to this offering, we had relied on an exemption from certain NYSE corporate governance requirements available to controlled companies. If we cease to be a controlled company after this offering, we will rely on the NYSE transition rules applicable to a company that has ceased to be a controlled company for purposes of compliance with applicable NYSE corporate governance requirements.

Legends

The Company has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting: J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or by calling toll-free at 1-866-803-9204; Piper Jaffray & Co., 800 Nicollet Mall, J12S03, Minneapolis, Minnesota 55402, or by telephone at (800) 747-3924, or by e-mail at prospectus@pjc.com; and, Jefferies LLC, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, 2nd Floor, New York, NY 10022, by emailing Prospectus Department@Jefferies.com, or by calling (877) 547-6340.